EXHIBIT 10.1

December 9, 2015

To: Milind Karnik

Dear Milind,

This is to notify that your employment with QLogic Corporation (the “Company”) is terminated. The purpose of this letter is to provide you with all of the information you will need to make some personal decisions about your benefits following your separation from the Company.  This letter also describes Severance Benefits that are being offered to you. QLogic does not have a formal severance program and the severance benefits being offered to you in accordance with this letter are offered on a non-precedential basis.

If after you read this letter, you still have questions; please do not hesitate to contact the responsible person, listed on the attached contact list.

Termination Date

Your termination date with the Company will be December 9, 2015 (“Termination Date”). As of this date, you will no longer accrue personal time off benefits and stock option vesting, 401(k) deductions and equity vesting shall cease.  Basic and supplemental life and AD&D, dependent life, and disability benefits will also cease as of December 9, 2015.

Termination Check

You will receive a final paycheck on December 9, 2015.  This paycheck will include your regular salary or base pay through December 9, 2015, two weeks’ pay in lieu of notice and any and all accrued unused personal time off through December 9, 2015, plus any monies contributed in the current purchase period towards the Employee Stock Purchase Plan (ESPP) and any amount carried forward from the prior purchase period.

Health Benefit Coverage

All health (medical, dental, vision and EAP) coverage will remain in force through December 31, 2015.  If you choose to agree to the Severance and Release Agreement, explained below, the company will pay for COBRA coverage for a period of 12 months by including the cost of your COBRA coverage into your lump sum payment.  The lump sum shown below includes the cost of that COBRA coverage.  To activate your COBRA coverage, you must complete the COBRA enrollment forms and send in payment to PayFlex.  If you do not complete the enrollment forms or do not send in payment, you will not be enrolled in COBRA.

Milind Karnik

December 9, 2015

Questions about health benefits should be directed to the QLogic HR representative specified on the attached contact list.  For questions about COBRA premiums and payments, please contact PayFlex at the number on the contact list.

Basic and Voluntary (Supplemental and Dependent) Life Insurance

Your life insurance coverage may be convertible to an individual policy after termination.  For questions about how to convert this benefit, please contact Aetna at the number on the attached contact list.

Critical Illness Insurance

Coverage for critical illness insurance will remain in force through the last day of the month from your Termination Date.  You are able to continue coverage at the active employee rates.  Contact MetLife Critical Illness at the number on the attached contact list.

Group Legal Plan

Coverage for group legal will remain in force through the last day of the month from your Termination Date.  You are able to continue coverage, but you must enroll within 30 days after the last payroll deduction for the plan.  A 30-month commitment must be paid prior to enrollment.  Hyatt Legal Plans (MetLaw) will provide a complete explanation upon request.  To continue enrollment, call the MetLaw Client Service Center at the number on the contact list.

Health and/or Dependent Care Reimbursement Program

If you are a Reimbursement Plan participant, you can submit claims directly to PayFlex for any out-of-pocket expenses incurred through your Termination Date.  Depending on the type of Reimbursement Plan you have, and whether or not you have a positive cash balance, you may be able to incur expenses beyond your Termination Date.  Please see the Summary of Separation Benefits for detailed information.  You have until March 31st of the following year to submit claims.

Health Savings Account

All funds in the HSA, including employer contributions, are yours to keep.  After your Termination Date, QLogic will no longer make contributions to your account.   See the Summary of Separation Benefits for more information.

Employee Savings and Retirement Plan 401(k)

If you are a participant in QLogic’s 401(k) Plan, you may not make any further contributions to this plan past your Termination Date.  Depending on your age and account balance as of your Termination Date, different distribution options will be available to you.  These options may or may not include leaving the funds in your existing account with Prudential, rolling the funds over into an IRA, or taking a cash distribution.  You will receive a letter from Prudential shortly after your Termination Date that will outline your available options.  For additional information, please contact Prudential Retirement at the phone number listed on the contact list for your distribution options and related forms.

Milind Karnik

December 9, 2015

Unemployment Insurance

Typically, severance payments will not disqualify you for immediate unemployment benefits.  Please contact your nearest unemployment office for more information. They will make the determination on your eligibility.

Employee Stock Purchase Plan (ESPP)

If you are currently enrolled in the ESPP, you will receive a refund on your termination check, equal to all of the money deducted from your paycheck during the current purchase period plus any amounts rolled over from the previous offering period, if applicable.  Even if you elect to accept the severance offered by QLogic, you may not continue your participation in this program.

Equity Plans

Vesting in your stock options and other equity awards cease as of your Termination Date.  As specified by your stock option plan document(s), you will be given the standard three (3) months following your Termination Date to exercise all vested options.

Severance Benefits and Severance and Release Agreement

As stated at the outset of this letter, QLogic is offering Severance Benefits as described below.

The components of the Severance Benefits are:

•	A lump sum payment of $369,636.08, less applicable taxes.
•

The company will provide you with Outplacement services through Right Management, a nationally-known career services consultant.  If you choose to avail yourself of their service, the type of service provided is at the sole discretion of the company and as described by Right.  Eligibility to access this program will expire sixty (60) days from your Termination Date.

In exchange for these Severance Benefits, you must execute the release included with this letter.  We are not asking for a release because we believe there are any outstanding claims to be released; we do not.  Releases, however, have become common practice as a method of formally finalizing the separation of parties.

Obligations under Confidentiality Agreement and Employee Invention and Non-Disclosure Agreement

Nothing in this letter or the attached Severance and Release Agreement is intended to limit in any way your obligations under the Confidentiality Agreement and the Employee Invention and Non-Disclosure Agreement between you and QLogic (the “Company”).  Pursuant to these Agreements, your obligations include, but are not limited to (a) preserving as confidential Company finances, business plans and forecasts, product plans, employee lists, customer lists, price lists, supplier lists and all Company records, (b) not participating in the unauthorized disclosure (directly or indirectly) of confidential information or trade secrets and (c) cooperating with and assisting the Company with regard to the securing of patents.

Milind Karnik

December 9, 2015

If you wish to receive the Severance Benefits described in this letter, please indicate your acceptance by signing the Severance and Release Agreement that accompanies this letter.  An additional copy of the Severance and Release Agreement is enclosed for your records.  Severance payments will be made within ten (10) business days after the completion of the revocation period, provided the Company receives all QLogic property including your signed release. The Severance Benefits offer set forth in this letter will expire on January 25, 2016 which is at least forty-five (45) calendar days from your Termination Date.

We appreciate that this may be a difficult time for you and your family and QLogic is committed to making the transition as smooth as possible.

Please do not hesitate to contact me or anyone on the contact list if you have questions or need additional information.

Sincerely,

/s/ Michael Hawkins

Michael Hawkins

Vice President, General Counsel

SEVERANCE AND RELEASE AGREEMENT

I understand that my employment with QLogic Corporation (“QLogic”) is terminated on December 9, 2015.

In consideration of the Severance Benefits, as described in the accompanying letter, and except for obligations arising under this Severance and Release Agreement and the accompanying letter (together, the “Agreement”), I acknowledge full and complete satisfaction of and release and discharge QLogic and its officers, directors, shareholders, subsidiaries, affiliated entities, agents and employees, past and present, and each of them, from and with respect to any and all claims, wages, demands, rights, liens, agreements, suits, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of any kind, known or unknown, suspected or unsuspected, arising out of or in any way connected with my employment relationship with, or the termination of my employment with QLogic, including but in no way limited to any act or omission committed or omitted prior to the date of execution of this Agreement.  This includes but is in no way limited to any claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the Worker Adjustment Retraining Notification Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, or any other federal, state or local law, regulation or ordinance, or any claim for severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers’ compensation or disability.  In addition, I agree to waive any rights under Section 1542 of the Civil Code of the State of California and will not therefore invoke the benefits of Section 1542 or any similar provision in order to prosecute or assert in any manner any claims that are released under this agreement. Section 1542 provides as follows:

"A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor."

I understand and acknowledge that 1) this Agreement is a voluntary waiver by me of all claims, including claims I might have under the ADEA, 29 U.S.C. Sec. 621 et seq., ; 2) I have waived all claims under this Agreement in return for consideration that I would not already have been entitled to without this Agreement; 3) QLogic hereby advises me to consult (if I wish) with my own attorney concerning this Agreement before I sign it; 4) while I do not have to take this full period of time before I sign the Agreement, QLogic hereby gives me forty-five (45) calendar days to consider the terms of the Agreement; 5) I may revoke my consent to the terms of this Agreement at any time during the seven days after I sign it, and thus this Agreement will not become effective or enforceable until after that seven-day period has expired.  Any revocation must be delivered to Michael Hawkins before the expiration of the seven-day period.

I agree that the terms and conditions of this Agreement shall be confidential and that I will not disclose any element of this Agreement, except to my legal or financial advisors, immediate family members, or as required by law.  I warrant and represent that I have not filed, or assigned to any other person or entity, any claim against QLogic.  This Agreement expresses the entire agreement between QLogic and myself.  Neither of us has made any agreement of any kind, except as set forth in this Agreement.  No modification of any of the provisions of this Agreement shall bind us unless made in writing and signed by both QLogic and me. This Agreement shall bind the heirs, personal representatives, successors and assigns of both me and QLogic, and inure to the benefit of both me and QLogic, our heirs, successors and assigns.

Until the second anniversary of the date hereof, each party agrees that it will not directly or indirectly, make or ratify any statement, public or private, oral or written, to any person that disparages, either professionally or personally, the other person including, with respect to QLogic, any of QLogic’s directors, officers or members of management. In addition, until the second anniversary of the date hereof, I agree that I will not, either directly or through others, solicit or attempt to solicit any employee of QLogic to terminate his or her relationship with QLogic in order to become an employee, consultant or independent contractor to or for any other person or business entity.

I also agree that if I discover that I have not already returned to QLogic all QLogic property, I will do so promptly thereafter.  I further reaffirm my obligations to QLogic as summarized above and as set forth in the Confidentiality Agreement and the Employee Invention and Non-Disclosure Agreement.  I understand that the Company's obligation to provide the Severance Benefits which I am accepting is dependent upon my meeting my obligations under the Confidentiality Agreement and the Employee Invention and Non-Disclosure Agreement between QLogic and myself.

By my signature below, I certify that I have read this release, that I have had an opportunity to discuss it with advisors of my choosing and that I have signed it voluntarily.

_/s/ Milind Karnik________________________ Milind Karnik

Dated: January 13, 2016___________________